EXHIBIT 10.16

OFFERS TRADE

NO 001-2008

PARTICULAR CONDITIONS OF SALE FOB

 PRODUCTS: MARINE DIESEL

Santa Marta, August 20th, 2008

From: C.I. ODIN PETROLEUM Colombia Ltda. U., Carrera 1ra No. 22-58 on the 4th Floor, Office No. 406 and/or Caribbean Highway, KM-1, Via San Francisco, (refinery), Santa Marta, Magdalena, Colombia. NIT-0900174812 - 5.

To: C. I. VANOIL S.A., major trading company established in Cartagena, identified by NIT 8060004930-7 and / or C.I. Marine OIL S.A., major trading company established in Cartagena, identified by NIT 802025184 - 4.

Reference: Our terms of for monthly Purchase - Sale of THIRTY-SIX THOUSAND BARRELS (36,000) of MARINE DIESEL.

MAMORU SAITO, of legal age and Japanese nationality, president and legal representative of C.I. ODIN PETROLEUM COLOMBIA LTDA U., main trading company established in Santa Marta, identified by NIT 0900174812 - 5; acting on behalf of the last one, by means of this letter I would submit this Mercantile Offer for selling Marine Diesel, under the following conditions.

SELLER/PRODUCER: C.I. ODIN PETROLEUM COLOMBIA LTDA U. main trading company based in Santa Marta, identified by NIT 900142127-0. Carrera 1ra # 22-58 on the 4th Floor, Office #406 and /or Caribbean Highway KM 1, Via San Francisco, (refinery), Santa Marta, Magdalena, Colombia.

BUYER: C. I. S. VANOIL S.A., major trading company established in Cartagena, identified by NIT 8060004930 - 7 and/or C.I. MARINE OIL S.A., major trading company established in Cartagena, identified by NIT 802025184 - 4.

TERMS:	Terms of the contract

TYPE:	The delivery is done at the destination. The seller appoints and pays transportation.

PRODUCT TYPES:      Marine Diesel / DMA

QUANTITY:	THIRTY - SIX THOUSAND BARRELS (36,000) per month,

equivalent toONE MILLION FIVE HUNDRED TWELVE THOUSAND GALLONS (1,512,000).

INITIAL DELIVERY PERIOD:August 20th to September 20th, 2008

DELIVERY FREQUENCY:	Daily deliveries of FOUR HUNDRED FIFTY THOUSAND

GALLONS (50,400) approximately.

PLACE OF DELIVERY:	BUYER´s Plant located in Cartagena.

QUALITY:	The initial or additional product that comes to agree, must

comply with the specifications and properties identified in Annex No. 1.

PRICE:

Platt’s No. 2 U.S. Gulf Oil - $ 20 U.S. Cents / gallon on date of release, delivered in Cartagena, according to the publication Latin America Wire. The price of the product will be deposited correspondent to the following information:

Bank of beneficiary: Bank of America

Name of the beneficiary: Odin Petroleum Corp.

Number of account of the beneficiary: 483004486098

Address of the Bank: 60 E. 42nd Street. New York, NY 10165

ABA Code: 026009593

Swift Code: BOFAUSENCHA

Address of the beneficiary: 60 E. 42nd Street, Suite 1225, New York, NY

10165 USA

TOTAL VALUE OF THE OFFER: FOUR MILLION SIX HUNDRED AND EIGHTY - SEVEN THOUSAND TWO HUNDRED U.S. DOLLARS FROM NORTH AMERICAS ($ 4,687,200), in response to the initial amount of MARINE DIESEL for THIRTY-SIX THOUSAND BARRELS (36,000). It should be considered that this is not the total value of the offer but corresponds to the supplied product for one month. In addition to this, this is the approximate or average value since it will be valuable depending on the publication Latin America Wire.

PAYMENT:	THE BUYER pays the price of the product as follows:

a) 50% of this offer total value as an advanced payment, once it is accepted and SELLER assigns the unique guarantee of compliance and good advances management, equal to 100% of its value, in force by the offers execution term. It will be a requirement for the advance payment that SELLER proves the cancellation of the premium corresponding to issue policy.

b) The left amount, which means 50% of the value of the offer once the delivery of the initial monthly THIRTY-SIX THOUSAND BARRELS (36,000) is verified.

After delivered the first THIRTY-SIX THOUSAND BARRELS (36,000), the product will be paid monthly as follows: a) the equivalent of 18,000 barrels, in advance, within the first 3 days of each month. b) The equivalent of 18,000 barrels remaining, after examining the delivery of the initial monthly THIRTY-SIX THOUSAND BARRELS (36,000).

If delivery of upper and lower amounts, the parties will make the respective adjustments, so that the product actually received will be paid in each monthly period.

Paragraph. In order to make the payment of the price, the TRM of the first 3 days of each month will be considered.

INVOICES: We will issue a bill of sale for every pothole that is delivered daily. The buyer must explicitly accept the contents of the bill, written placed in the body of the same or a separate document, physical or electronic. In this regard the established will be applied in Articles 772 provided by the commercial code.

TRANSPORTATION: By SELLER’S own risk.

INDEPENDENT REVIEWER: During the execution of the commercial supply BUYER, with the knowledge of SELLER, may go to the company SGS to determine the quantity and quality of the product, whose conclusions will be final and binding. The expenses required for this work will be borne by equally between the buyer and seller.

GOVERNING LAW: The business relationship that will emerge from this offering will be governed by Colombian law.

RESPONSABILITIES: Never the SELLER or the BUYER will be bound by indirect or consequential damages. (This section should be deleted since it doesn’t appear on the Spanish version.)

ASSIGNMENT: NeitherSELLER nor BUYER may transfer all or part of their rights and obligations under this offer without the prior written consent of the other party. In any case, the transferor remains responsible for non-compliance.

TRANSFER OF SECURITIES AND RISK: The title and risk of the product will increase from the SELLER to the BUYER when the product enters BUYER’S tank Terminal. Since then it will be transferred to the buyer and the risk and title of the product.

FORCE MAJOR: Neither seller nor buyer will be responsible for damages or for any failure or delay in carrying out any obligation, whether the operation has been delayed, obstructed or interfered by reason of force major duly established. If the force major exceeds the term of 10 days either party may terminate the contractual relationship, giving written notice to the other party.

NOTICE. The parties will receive notifications at the following addresses:

C. I. ODIN PETROLEUM Colombia Ltda U

Attn. Fermin Veitia / General Manager

Kilometer 1, Core of the Caribbean, via San Francisco.

Santa Marta,

Fax / Phone: 4380354, 4380353 Email: Fermin veitia ferminveitia@odinenergysantamarta.com, Fermin veitia (odinfveitia@hotmail.com)

C. I. VANOIL S. A. and / or C. I. Marine S. A. OIL

Attn, CARLOS HERNANDO VANEGAS SILVA and / or SANDRA BERNARDA VERGARA ACOSTA

Legal Representatives respectively.

Bocagrande, career 3 No. 6 to 100, Room 1202, Tower Business Cartagena

PBX 5 6659263

VALIDITY OF THE CONTRACT: The contractual relationship arising from the acceptance of this offer will run for 12 months, each of which the SELLER must provide the BUYER the amount ofTHIRTY-SIX THOUSAND BARRELS.

VALIDITY OF THE OFFER: If accepted the offer, it must issue the corresponding acceptance through a purchase order within 10 calendar days following the date of receipt thereof.

MODIFICATIONS: The terms and conditions of this agreement can not be modified or amended in any way except by agreement of both parties in writing

ENTIRE AGREEMENT: This contract contains the entire agreement between the parties with respect to the subject we are concerned and all proposals, negotiations and representations with reference to it was merged into it.

Sincerely,

s/Mamoru Saito__________________________

Mamoru Saito

C. I. ODIN PETROLEUM Colombia Ltda U

s/Carlos Hernando Vaneas Silva_____________

Carlos Hernando Vaneas Silva

C.I. VAN OIL S.A.